Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022, with respect to the consolidated financial statements included in the Annual Report of Astra Space, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Astra Space, Inc. on Form S-8 (File Nos. 333-265534 and 333-259467).

/s/ GRANT THORNTON LLP

Phoenix, Arizona

March 30, 2023